Exhibit 9

HARRIS    111 WEST MONROE STREET
BANK      P. O. BOX 755
          CHICAGO, IL  60690


                      PROMISSORY NOTE
                                                       Note Dated
BORROWER(S):   Robert Addington                     July 29, 1994
               3513 Briarwood Drive
               Catlettsburg, KY 41129                Disbursed on
                                                  _________, 19__

The Borrower(s) promises to pay to the order of HARRIS TRUST AND
SAVINGS BANK (the "Bank") at its office in Chicago, Illinois:

1.   The principal amount of $3,790,000.00 which is payable

      x   On May 15, 1995

          ON DEMAND

          In installments of $____________________ each (plus the amount of interest accrued) commencing on ___________, 19__ and continuing on the same day of each ___________ until ________________, 19__, when the entire remaining balance of this loan shall be payable.

2. Interest on the unpaid principal balance, payable monthly and computed as follows:

      x At a variable rate of interest determined by adding .50% per annum to the rate publicly announced by the Bank from time to time as its Prime Rate. Any change in the interest rate on this Note resulting from a change in such Prime Rate shall be effective on the day of the relevant change in such Prime Rate. The Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily our best or lowest rate.

          At a fixed interest rate of _____% per annum.

Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed.

Fee: $3,200.00

This note is issued in substitution and replacement for and evidences the indebtedness formerly evidenced by that certain note the undersigned dated June 8, 1994, payable to the order of the Bank in its face principal amount of $3,150,000.00.

General Security

If any Borrower signs a separate Security Agreement, Mortgage or Trust Deed (collectively a "Security Agreement") in connection with this Note then this Note shall be secured by the property described in that separate Security Agreement. In addition, this Note may be secured by collateral which secures other loans which any Borrower may have outstanding from the Bank at the present time or in the future. The Bank shall have the right at any time to setoff the balance of any deposit account that any Borrower may at any time maintain with the Bank against any amounts at any time owing under this Note, whether or not (a) a Default shall have occurred as described below, or (b) the balance of Loans under this Note is then due.

Additional Security       x   Does

THIS PARAGRAPH                Does Not APPLY TO THIS NOTE

To secure the payment of this Note and any and all other liabilities of the Borrower(s) to the Bank, the Borrower(s) grants a security interest to the Bank in all property of the Borrower(s) of any kind or description now held by the Bank or at any time hereafter transferred or delivered to the Bank, or coming into the possession, control or custody of the Bank, whether expressly as collateral security or for any other purpose, and all dividends and distributions on or other rights in connection with any such property (all of the foregoing property is called the "Collateral"). The Borrower(s) agrees to deliver to the Bank upon its request any such dividends, distributions and rights which may at any time come into the possession of any Borrower. The term "other liabilities of the Borrower(s) to the Bank" includes all other obligations and liabilities, whether now existing or hereafter arising, whether absolute or contingent and whether several, joint, or joint and several. The Bank shall have the right to call for additional security satisfactory to the Bank if the value of the Collateral declines or is deemed by the Bank to be inadequate or unsatisfactory.

YOU AGREE TO THE TERMS SET FORTH ABOVE AND TO THE ADDITIONAL TERMS AND PROVISIONS APPEARING ON THE REVERSE SIDE OF THIS NOTE. WE ARE AUTHORIZED TO DATE THIS NOTE AS OF THE DATE THIS LOAN IS DISBURSED.

Signed by Borrower(s)

x /s/ Robert Addington
 Robert Addington

-------------------------"FOR BANK USE ONLY"-----------------------
Loan       Renewal   Checking  Prepared by    Officer   L.A.D.
Account#   of #      Acct. #                  Approval  Approval

Officer    Division  Replacement   Letter of
                     of #          Direction
                                   Rec'd        G.L. 30, 40, 60, 70






Upstairs at the Harris                        Private Banking Group

Harris Trust and
Savings Bank

111 West Monroe Street
P. O. Box 755
Chicago, Illinois  60690

Telephone (312) 461-2121


July 29, 1994


Mr. Robert Addington
Addington Resources, Inc.
1500 North Big Run Road
Ashland, Kentucky  41102

Dear Robert:

I am pleased to inform you that Harris Bank (the "Bank") has approved an increase in our loan to you based on the following terms and conditions --

Amount:             $3,790,000

Due Date:           The earlier of either:

                    a)   One year from the closing date, or
                    b)   The sale by you of Consolidated
                         Technologies Corporation (CTC).

Closing Fee:        $3,200 payable at closing

Interest Rate       Prime + 1/2%, floating.  Interest shall be
                    payable monthly and computed on the basis of a year of 360 days for the actual number of days elapsed.

Prepayment:         Allowed at any time without penalty.

Security:           This loan will be secured by a first lien on
                    your right, title, and interest in 600,000 shares of Addington Resources, Inc. common stock. This security interest will be granted pursuant to collateral documentation acceptable to the Bank. The outstanding principal balance under the subject loan shall at no time exceed
                    50% of the value of such collateral (all as determined by the Bank). Should the outstanding principal balance exceed the 50% advance rate, you agree within five (5) days to
                    (i) reduce outstandings, or (ii) pledge
                    additional shares of Addington Resources, Inc.
                    such that the 50% advance rate is met.

                    In addition to the collateral listed above, you will provide the Bank with a negative pledge for the Robert Addington properties known as "Tract A" (33.594 acres) and "Tract B" (4.701 acres), located in Olive Hill, Carter County, Kentucky. The bank agrees to release such negative pledge upon receipt by you of a new lending commitment to be secured by the real estate listed above.

Purpose:            To refinance existing debt with the Banc One
                    Lexington and finance your continuing equity investment in CTC.

Credit Agreement:   To be executed in a form acceptable to the bank
                    and customary for such transactions. This agreement will contain representations, conditions precedent to funding, covenants, events of default, reporting requirements and other provisions customarily required by the bank.

Conditions Precedent:

                    Prior to disbursement, the credit agreement and collateral documentation shall have been executed and all liens shall have been duly perfected and constitute first liens.

Miscellaneous:      You shall reimburse the Bank for all of its out
                    of pocket costs (including attorneys' fees, filing, documentation or background check charges) incurred in connection with the transaction. Consummation of the transaction will be contingent upon the execution of satisfactory loan documentation and the Bank's satisfaction with the results of credit and background checks. Our offer to extend this facility will expire on August 5, 1994, time being of the essence, and accordingly if a signed commitment letter has not been returned to us by that date, we shall have no further obligations to you under this letter.

The Harris is extremely pleased to make this facility available to you, and we look forward to additional opportunities to meet your financing needs.

                              Very truly yours,

                              HARRIS TRUST AND SAVINGS BANK


                              By:/s/ Martin F. Rosa
                                 Martin F. Rosa, Its Vice President

AGREED TO AND ACCEPTED

By:/s/ Robert Addington
   Robert Addington